Exhibit No. 5

                    [Journal Communications, Inc. Letterhead]

                                 August 30, 2000


Journal Communications, Inc.
333 West State Street
Milwaukee, WI 53203

Journal Employees' Stock Trust
333 West State Street
Milwaukee, WI 53203

Ladies and Gentlemen:

          Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Journal Communications, Inc. (the "Company") and the Journal Employees' Stock Trust (the "Trust") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to units of beneficial interest ("Units"), which may be issued pursuant to the Journal Employees' Stock Trust Agreement, as amended (the "Trust Agreement").

          As Vice President and Secretary of the Company, I am familiar with the Company's Articles of Association, as amended, and By-laws, as amended, and with its affairs. I have examined or caused to be examined (i) the Trust Agreement;
(ii) a signed copy of the Registration Statement; (iii) resolutions of the Company's Board of Directors relating to the authorization of the issuance of shares of Common Stock, $0.125 par value, of the Company (the "Common Stock") that underlie the Units; (iv) resolutions of the Company's Board of Directors relating to the sale of Units by the Company pursuant to the Registration Statement; and (v) such other proceedings, documents and records as I have deemed necessary or appropriate to enable me to render this opinion.

          Based upon the foregoing, it is my opinion that:

          1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

          2. Subject to the second sentence of this paragraph, the Common Stock that underlies the Units that are being sold pursuant to the Registration Statement is validly issued, fully paid and nonassessable. Section 180.0622(2)(b) of the Wisconsin Statutes provides that the shareholders of every corporation are personably liable in an amount equal to the part value of the shares owned by them respectively for all debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case.

          3. The Units to be sold pursuant to the Registration Statement have been duly and validly authorized by all necessary corporate action of the Company and the Trust.

          I consent to the use of this opinion as Exhibit 5 to the Registration Statement, and I further consent to the use of my name in the Registration Statement. In giving this consent, I do not admit that I am an "expert" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

                                                Sincerely,

                                                /s/ Paul E. Kritzer

                                                Paul E. Kritzer
                                                Vice President-Legal & Secretary